Exhibit 10.7

TAX SHARING AND INDEMNIFICATION AGREEMENT

This Tax Sharing and Indemnification Agreement (this “Agreement”), dated as of                         , 2008, is made and entered into by and between Gaiam, Inc., a Colorado corporation (“Gaiam”), and Real Goods Solar, Inc., a Colorado corporation (“Real Goods”) (each, a “Party,” and, collectively, the “Parties”).

WHEREAS, the Parties wish to (a) provide for the payment of certain tax liabilities, (b) allocate responsibility for and provide for their cooperation in the filing of tax returns and (c) provide for certain other matters relating to taxes.

NOW, THEREFORE, in consideration of their mutual promises, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS, CONSTRUCTION AND CONSENTS

Section 1.1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto, as in effect for the taxable period in question.

“Controlled Affiliate” means, with respect to a specified Person, any other Person that is directly, or indirectly through one or more intermediaries, controlled by such Person and which is eligible to join with such Person in the filing of a consolidated, combined, unitary or similar Tax Return; provided, however, that solely for the purposes of this definition, members of the Real Goods Group shall not be considered Controlled Affiliates of Gaiam.

“Deconsolidation” means the event that reduces the amount of Real Goods’ stock owned directly or indirectly by Gaiam to be less than the amount required for Gaiam to control Real Goods within the meaning of Section 1504(a)(2) of the Code.

“Federal Income Tax” means any tax imposed under Subtitle A of the Code (including the taxes imposed by sections 11, 55, 59A, 1201(a) and 1502 of the Code and the Treasury Regulations promulgated thereunder), and any other income-based United States federal tax that is hereinafter imposed, plus any interest, additions to tax or penalties applicable or related thereto.

“Final Determination” means the final resolution of liability of a Party or any of its relevant Controlled Affiliates for any Tax for a taxable period (i) by Internal Revenue Service Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the IRS, or by a comparable form under the laws of other jurisdictions, on the date of acceptance by or on behalf of the taxing authority of such jurisdiction, except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the IRS or other taxing authority to assert a further deficiency shall not constitute a Final Determination; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under section 7121 or 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing the Tax or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Gaiam Group” means Gaiam and its Controlled Affiliates.

“IRS” means the Internal Revenue Service.

“Liable” means liable under relevant Tax law and includes liability under a consolidated, combined, unitary or similar Tax Return.

“Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or other entity (regardless of whether such entity is disregarded as an entity separate from its owner for Federal Income Tax purposes).

“Real Goods Group” means Real Goods and its Controlled Affiliates.

“Representative” means with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

“Tax” means any form of taxation imposed by a taxing authority, regardless of when such form of taxation was or is created or imposed, including any net income, alternative or add-on minimum, gross income, sales, use, ad valorem, escheat, gross receipts, value added, franchise, profits, license, transfer, recording, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profit, custom duty, or other tax, government fee or other like assessment or charge of any kind whatsoever, together with any related interest, penalties, or other additions to tax, or additional amount imposed by any such taxing authority.

“Tax Benefit Payable” has the meaning set forth in Section 3.6(b) of this Agreement.

“Tax Controversy” has the meaning set forth in Section 5.2(a) of this Agreement.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit, or any other item that may have the effect of increasing or decreasing Taxes paid or payable.

“Tax Practices” means the past practices, elections, accounting methods, conventions, and principles of taxation used by Gaiam or its Controlled Affiliates for the most recent taxable period ending on or before December 31, 2006 for which Gaiam or its Controlled Affiliates has filed Tax Returns involving similar items.

“Tax Return” means any return, filing, questionnaire or other document required to be filed or that may be filed (including requests for extensions of time, filings made with estimated Tax payments, claims for refund, elections or amended returns) for any taxable period with any taxing authority in connection with any Tax (whether or not a payment is required to be made with respect to such return, filing, questionnaire or other document).

Section 1.2. INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT. The definitions in Section 1.1, above, shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine or neuter form. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof. This Agreement shall be construed in accordance with its fair meaning and shall not be construed strictly against the drafter.

ARTICLE II

PREPARATION AND FILING OF TAX RETURNS

Section 2.1. MANNER OF FILING. All Tax Returns filed by any Party (including any Controlled Affiliate of any Party) after the date of this Agreement shall be prepared on a basis that is consistent with the Tax Practices and shall be filed on a timely basis (including extensions) by the Party responsible for such filing under this Agreement; provided, however, that no Party shall be required to follow a Tax Practice that is determined by a Final Determination to be unlawful.

Section 2.2. RESPONSIBILITY FOR FILING. Gaiam shall be responsible for the preparation and filing of, and shall prepare and file or cause to be prepared and filed, all Tax Returns with respect to Taxes for which a member of the Gaiam Group is Liable. Real Goods shall be responsible for the preparation and filing of, and shall prepare and file or cause to be prepared and filed, all Tax Returns with respect to Taxes for which a member of the Real Goods Group is Liable and which is not described in the preceding sentence.

Section 2.3. AMENDED RETURNS AND INCONSISTENT POSITIONS.

(a) Unless requested by Gaiam (in which event Real Goods shall comply with such request, and Gaiam shall reimburse Real Goods for reasonable third-party costs and expenses directly related thereto), no member of the Real Goods Group shall file or permit to be filed any amended Tax Return with respect to Taxes for which a member of the Gaiam Group is Liable without obtaining Gaiam’s consent.

(b) No member of the Real Goods Group shall take any position, initiate (or permit to be initiated) any claim or otherwise take (or fail to take) any action that might have any material adverse effect on a member of the Gaiam Group with respect to Taxes without obtaining Gaiam’s consent.

Section 2.4. TREATMENT OF PAYMENTS. The Parties agree that any indemnity payments (other than with respect to Taxes allocated to the payor under this Agreement), made among the Parties pursuant to this Agreement, shall be treated for all Tax purposes as nontaxable payments (dividends or capital contributions, as the case may be) made immediately prior to Deconsolidation, unless, and then only to the extent, (i) otherwise required by a Final Determination or (ii) in the judgment of Gaiam the payment may not reasonably be so treated.

ARTICLE III

ALLOCATION AND PAYMENT OF TAXES

Section 3.1. IN GENERAL. The Parties agree to (i) allocate their respective shares of Taxes, and (ii) make payments to taxing authorities and each other with respect to Taxes, in each case, as provided in this Agreement.

Section 3.2. ALLOCATION AND PAYMENT OF TAXES, GENERALLY. Except as otherwise provided in this Agreement:

(a) Gaiam shall (i) pay or cause to be paid to the relevant taxing authority and (ii) be entitled to all refunds of all Taxes for which a member of the Gaiam Group is Liable, provided that Real Goods will reimburse Gaiam with respect to any such Taxes as provided in Section 3.2(c).

(b) Real Goods shall (i) pay or cause to be paid to the relevant taxing authority and (ii) be entitled to all refunds of all Taxes for which no member of the Gaiam Group is Liable.

(c) With respect to any Taxes for which both a member of the Real Goods Group and a member of the Gaiam Group is Liable, Real Goods shall (i) pay or cause to be paid to Gaiam and (ii) be entitled to all refunds of, the Real Goods Group’s portion of liability for such Taxes determined pursuant to Sections 3.3 and 3.4.

Section 3.3. REAL GOODS GROUP FEDERAL INCOME TAX LIABILITY. With respect to any Federal Income Taxes for which both a member of the Gaiam Group and a member of the Real Goods Group is Liable, the Real Goods Group’s liability for such Federal Income Taxes shall be determined by Gaiam by preparing a pro forma consolidated federal income Tax Return for the Real Goods Group for such period:

(a) assuming that the members of the Real Goods Group were not included with members of the Gaiam Group in filing a federal consolidated Tax Return for the period and by including only Tax Items of members of the Real Goods Group that would be includible in a consolidated federal income Tax Return of the Real Goods Group assuming the Real Goods Group were eligible to file such a return under applicable law and

(b) applying the highest statutory marginal corporate income Tax rate in effect for such taxable period.

Section 3.4. REAL GOODS GROUP NON-FEDERAL INCOME TAX LIABILITY. With respect to any Taxes that are not Federal Income Taxes and for which both a member of the Gaiam Group and a member of the Real Goods Group is Liable, the Real Goods Group’s Tax liability shall be determined by Gaiam in a manner consistent with the principles and procedures set forth in Section 3.3.

Section 3.5. ADJUSTMENTS AND REIMBURSEMENT FOR TAX BENEFITS.

(a) If any adjustment benefiting the Real Goods Group is made to any Tax Return filed by Gaiam pursuant to this Agreement, Gaiam shall in good faith determine the amount by which such adjustment provides a benefit to the Real Goods Group and shall pay to Real Goods the amount of such benefit.

(b) If and to the extent, as determined by Gaiam in good faith, the Gaiam Group benefits from the utilization of a Tax Item of a member of the Real Goods Group, Gaiam will pay to Real Goods the amount of such benefit.

            Section 3.6. REPAYMENT OF TAX BENEFIT PAYABLE.

(a)        For each taxable period following Deconsolidation during which a member of the Real Goods Group is entitled to utilize a Tax Item described in Section 3.6(b)(i) or (ii), Real Goods shall pay to Gaiam an amount equal to the portion of the Tax Benefit Payable that was determined by reference to such Tax Item. Real Goods shall distribute such amount to Gaiam in the form of Real Goods stock or cash, at Gaiam’s discretion, within thirty (30) days after the filing of the Tax Return for such taxable period. Real Goods shall have an affirmative duty to notify Gaiam in advance if a Tax Item described in this Section 3.6(a) becomes available for utilization by a member of the Real Goods Group. The Tax Benefit Payable shall be reduced by any amounts described in this Section 3.6(a) distributed to Gaiam.

(b) “Tax Benefit Payable” means the sum of:

(i) the cumulative amount of all Tax credits attributable to the members of the Real Goods Group that, as of the date of Deconsolidation, (A) are unused and (B) may be carried forward for the benefit of a member of the Real Goods Group; and

(ii) the cumulative amount of all Tax losses and any other similar Tax Item attributable to the members of the Real Goods Group that, as of the date of Deconsolidation, (A) are unused and (B) may be carried forward for the benefit of a member of the Real Goods Group, multiplied by the effective corporate tax rate (34% in the case of federal Tax Items and 6% in the case of state Tax Items).

Gaiam shall in good faith determine the Tax Benefit Payable. In the event of a Final Determination that modifies the amount of any Tax Item described in this Section 3.6(b), the Tax Benefit Payable will be recalculated under subparts (i) and (ii) above and such recalculated amount shall be paid by Real Goods to Gaiam as described in Section 3.6(a).

ARTICLE IV

INDEMNITY OBLIGATIONS

Section 4.1. Gaiam and Real Goods shall each indemnify and hold harmless the other Party and its Controlled Affiliates from and against the breach by any member of the Gaiam Group or the Real Goods Group, as the case may be, of any representation, covenant, statement, promise or obligation under this Agreement.

ARTICLE V

COOPERATION AND EXCHANGE OF INFORMATION

Section 5.1. COOPERATION.

(a) Each Party shall cooperate (and shall cause its Controlled Affiliates to cooperate) fully at such time and to the extent reasonably requested by the other Party in connection with the preparation and filing of any Tax Return or the conduct of any audit, dispute, proceeding, suit or action concerning any issues or any other matter contemplated hereunder. Such cooperation shall include: (i) the retention and provision on demand of books, records, documentation, other information, or copies thereof relating to any Tax Return until the later of (x) a Final Determination regarding liability for Taxes to which such Tax Return relates and (y) in the event any claim has been made under this Agreement for which such information is relevant, a final resolution with respect to such claim; (ii) the provision of additional information with respect to an explanation of Tax Practices and material provided under clause (i) of this Section 5.1(a); (iii) the execution of any document (including powers of attorney) that may be necessary or reasonably helpful in connection with the filing of any Tax Return, or in connection with any audit, dispute, proceeding, suit or action addressed in the preceding sentence; (iv) the use of the Party’s reasonable best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing; (v) the completion of such Tax and other work papers as requested, and within the reasonable time specified, by the requesting party (including the provision of such information in electronic format, if so specified by the requesting party) and (vi) the satisfaction of applicable withholding requirements. Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

(b) Each Party (a “Notifying Party”) shall use reasonable efforts to keep the other Party advised as to the status of Tax audits and litigation involving any issue (a “Liability Issue”) that relates to a Tax of the other Party (or its Controlled Affiliates) or could give rise to liability of the other Party (or its Controlled Affiliates) under this Agreement. The Notifying Party shall promptly furnish such other Party copies of any inquiries or requests for information from any taxing authority concerning any Liability Issue. If applicable under Section 5.2, below, the other Party shall have the right to consult with the Notifying Party regarding any responses to such requests and the Notifying Party shall provide such other Party with copies of any such written responses before such responses are given to any taxing authority. Without limiting the generality of the foregoing, each Party shall promptly furnish to the other Party, upon receipt, a copy of any revenue agent’s report or similar report, notice of proposed adjustment or notice of deficiency received by such Party or any of its Controlled Affiliates, as the case may be, relating to any Liability Issue.

Section 5.2. CONTEST PROVISIONS.

(a) Subject to the cooperation provisions in Section 5.1, above, Gaiam shall have the full responsibility and control over the handling of any Tax controversy, including an audit, a protest to the Appeals Division of the IRS, litigation in the Tax Court or any other court of competent jurisdiction, and any other federal, state, local or foreign hearing or administrative proceeding, (a “Tax Controversy”), involving any Tax for which a member of the Gaiam Group is Liable. Real Goods shall have the full responsibility and control over the handling of any Tax Controversy involving any Tax for which a member of the Real Goods Group is Liable and no member of the Gaiam Group is Liable.

(b) Each Party shall promptly notify the other Party of any inquiries by any taxing authority of which such Party becomes aware that relate to any Tax that may be imposed on any Party or any of its Controlled Affiliates or that might give rise to any liability on the part of any Party or any of its Controlled Affiliates under this Agreement.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.1. NOTICES. Any notice, demand, claim or other communication under this Agreement shall be in writing and shall be deemed given upon delivery if delivered personally, upon mailing if sent by certified mail, return receipt requested, postage prepaid, or upon completion of transmission and confirmation of receipt if sent by email, telecopy or facsimile, to the Parties at the following address (or such other address as may be provided in writing from time to time by one Party to the other Party after the date hereof):

To Gaiam or any member of the Gaiam Group:

Gaiam, Inc.

360 Interlocken Boulevard

Broomfield, Colorado 80021

Attention: Chief Financial Officer

Facsimile:

To Real Goods or any member of the Real Goods Group:

Real Goods Solar, Inc.

360 Interlocken Boulevard

Broomfield, Colorado 80021

Attention: Chief Financial Officer

Facsimile:

Section 6.2. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the Parties concerning the subject matter hereof, and supersedes all other agreements, whether or not written, in respect of any Tax between or among any member or members of the Gaiam Group or the Real Goods Group. This Agreement may not be amended except by an agreement in writing, signed by the Parties.

Section 6.3. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Colorado, without regard to the applicable principles of conflicts of laws thereunder.

Section 6.4. PARTIES IN INTEREST, SUCCESSORS AND ASSIGNS. This Agreement is being entered into by Gaiam and Real Goods on behalf of themselves and their respective Controlled Affiliates. This Agreement shall constitute a direct obligation of each such Person and shall be deemed to have been readopted and affirmed on behalf of any Person that becomes a member of the Gaiam Group or the Real Goods Group in the future. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their Controlled Affiliates and their respective successors and permitted assigns.

A Party’s rights and obligations under this Agreement may not be assigned without the prior written consent of the other Party.

Section 6.5. NO THIRD-PARTY BENEFICIARIES. This Agreement is solely for the benefit of the Parties and their respective Controlled Affiliates and shall not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without this Agreement.

Section 6.6. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 6.7. EXPENSES. Unless otherwise expressly provided in this Agreement, each Party shall bear any and all expenses that arise from its obligations under this Agreement.

Section 6.8. CONFIDENTIALITY. Except as required by law or with the prior written consent of the other Party, all Tax Returns, documents, schedules, work papers and similar items and all information contained therein, which Tax Returns and other materials are within the scope of this Agreement, and any other information that is obtained by a Party or any of its Controlled Affiliates pursuant to this Agreement, shall be kept confidential by such Party and its Controlled Affiliates and Representatives, shall not be disclosed to any other Person and shall be used only for the purposes provided herein. If a Party or any of its Controlled Affiliates is required by law to disclose any such information, such Party shall give written notice to the other Party prior to making such disclosure.

Section 6.9. COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, and all of which when taken together shall constitute one and the same instrument.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the day and year first above written.

Gaiam, Inc.

By:

Name:

Title:

Real Goods Solar, Inc.

By:

Name:

Title: